Exhibit F-2



                                                      January 22, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

            Re:   GPU, Inc.
                  Jersey Central Power & Light Company
                  Metropolitan Edison Company
                  Pennsylvania Electric Company
                  Application on Form U-1
                  SEC File No. 70-9201
                  --------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated May 6, 1998, under the Public Utility Holding Company Act of 1935 ("Act"), filed by GPU, Inc. ("GPU"), a Pennsylvania corporation, and its subsidiaries Jersey Central Power & Light Company ("JCP&L"), a New Jersey corporation, Metropolitan Edison Company ("Met-Ed"), a Pennsylvania corporation, and Pennsylvania Electric Company ("Penelec"), a Pennsylvania corporation (JCP&L, Met-Ed and Penelec are collectively referred to as the "GPU Energy Companies"), and GPU Service, Inc. ("GPUS"), a Pennsylvania corporation, with the Securities and Exchange
Commission ("Commission"), and docketed by the Commission in SEC File No. 70-9201, as amended by Amendment No. 1 thereto, dated May 14, 1998, Amendment No. 2 thereto, dated August 24, 1998, and Amendment No. 3 thereto, dated September 24, 1998, and Amendment No. 4 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application requests authorization for, among other things, (i) GPUS to perform expanded functions for the GPU Energy Companies and (ii) the making of loans by the GPU Energy Companies to GPUS to finance GPUS' initial purchase of inventory in an aggregate amount of up to $60,000,000 (the notes evidencing such loans are referred to as "Notes"), and from time to time for GPUS' working capital purposes.

            We have been counsel to Met-Ed for many years. We are members of the Bar of the Commonwealth of Pennsylvania and do not purport to be expert on the laws of any other jurisdiction.

            Based  upon and  subject to the  foregoing,  and  assuming  that the
transactions   therein   proposed  are  carried  out  in  accordance   with  the
Application, we are of the opinion that when


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Securities and Exchange Commission
January 22, 1999
Page 2



the   Commission   shall  have  entered  an  order   forthwith   granting  the
Application,

      (a)  all  Pennsylvania  laws  applicable  to  Met-Ed's   participation  in
transactions will have been complied with;

      (b)   Met-Ed is validly organized and duly existing;

      (c)   Met-Ed will legally acquire the Notes; and

      (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by Met-Ed.

      We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                    Very truly yours,



                                    RYAN, RUSSELL, OGDEN & SELTZER LLP